Exhibit 99.2

AmericanWest Bancorporation Announces New Chairman of the Board

SPOKANE, Wash.—(BUSINESS WIRE)—April 26, 2006—The Board of Directors of AmericanWest Bancorporation (Nasdaq: AWBC) announced yesterday the election of the Chairmanship of its Board of Directors with Craig D. Eerkes replacing Donald H. Swartz, II as Chairman of the Board for AmericanWest Bancorporation and its wholly-owned subsidiary, AmericanWest Bank. Mr. Swartz is remaining on both Boards and will chair the Company’s Compensation Committee. He will also serve on the Audit & Compliance Committee.

“It is a privilege to serve our shareholders in this new position,” said Mr. Eerkes who is President of Sun Pacific Energy, Inc and of Pectin Funding Corporation in Houston, Texas. Mr. Eerkes, age 54, has been a member of the AmericanWest Boards since 2003. “I look forward to presiding as the Company enters a new phase of growth and strength, building upon the foundations that have been laid since late 2004.”

Mr. Swartz has been a director of AmericanWest Bancorporation since 1998 and served as Chairman of the Board since May, 2003. He is the President of J&M Electric, Inc. The Board adopted a resolution of appreciation for Mr. Swartz’s service over the past three years as Chairman, stating that it “looks forward to his continuing contributions to the Company and Bank.”

AmericanWest Bancorporation is a community bank holding company with a single community bank subsidiary, AmericanWest Bank, with 44 locations in Eastern and Central Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.